Exhibit 10.1

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 15th day of November, 2019 (the “Effective Date”), by, between and among (i) GEMMA POWER SYSTEMS, LLC, a Connecticut limited liability company (the “Company”), GEMMA POWER, INC., a Connecticut corporation (“GPS-Connecticut”), GEMMA POWER SYSTEMS CALIFORNIA, INC., a California corporation (“GPS-California”), GEMMA POWER HARTFORD, LLC, a Connecticut limited liability company (“GPS-Hartford”), GEMMA RENEWABLE POWER, LLC, a Delaware limited liability company (“GRP”), and GEMMA PLANT OPERATIONS, LLC, a Delaware limited liability company (“GPO”); and (ii) WILLIAM F. GRIFFIN, JR. (the “Employee”).

RECITALS:

R-1.                         The Company is a wholly-owned subsidiary of Argan, Inc., a Delaware corporation (“Argan”);

R-2.                         GPS-Connecticut and GPS-California are also wholly-owned subsidiaries of Argan;

R-3.                         GPS-Hartford and GRP and GPO are wholly-owned subsidiaries of the Company (GPS-Hartford, GRP, GPS-Connecticut and GPS-California and GPO are sometimes hereinafter referred to together as the “Affiliates”);

R-4.                         The Employee is a principal employee of the Company and the Affiliates (the Company and the Affiliates are sometimes hereinafter referred to together as the “Companies”);

R-5.                         The Employee and the Companies entered into that certain Second Amended and Restated Employment Agreement dated as of April 13, 2016, entered into by and between the Employee and the Companies (the “Previous Employment Agreement”); and

R-6.                         The parties wish to enter into this Agreement to amend and restate the terms of the Employee’s continued employment by the Company and the Affiliates, as set forth hereinafter.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Employment.  Each of the Companies hereby agrees to continue to employ the Employee, and the Employee hereby agrees to accept such continued employment, subject to the terms and conditions set forth in this Agreement.  This

Agreement supersedes and replaces any previous oral or written agreement concerning the Employee’s employment by the Company or the Affiliates.

2.                                      Duties of the Employee.  During the “Term” (as defined below) of employment of the Employee, the Employee shall serve as Non-Executive Chairman of the Company and of each of the Affiliates, and shall faithfully and diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Company Board”), and shall exercise such power and authority as may from time to time be delegated to him by the Company Board.  In addition, during the Term, the Employee shall also serve as Chairman of the Company Board and of the Boards of Directors of GPS-Connecticut and GPS-California. The Employee shall perform all services to be rendered by him hereunder to the best of his ability, and use his best efforts to promote the interests of the Company and the Affiliates.  Notwithstanding the foregoing, it shall not be a breach or violation of this Agreement for the Employee to manage personal investments.

3.                                      Term of Employment.  Employment of the Employee pursuant to the terms and provisions of this Agreement shall commence on the Effective Date, and shall continue until January 31, 2021 (the “Initial Term”), unless earlier terminated as provided in this Agreement.  At the end of the Initial Term, the Employee’s employment hereunder shall automatically renew for successive one year terms (each, a “Renewal Term”), subject to earlier termination as provided in this Agreement, unless the Company or the Employee delivers written notice to the other at least three (3) months prior to the expiration date of the Initial Term or any Renewal Term, as the case may be, of its or his election not to renew the term of employment.

The period during which the Employee shall be employed by the Companies pursuant to the terms and provisions of this Agreement is sometimes referred to herein as the “Term.”

4.                                      Compensation.

4.1                               Base Compensation.  For each Fiscal Year ending January 31 (“Fiscal Year”) occurring within, or partially within, the Term, the Company shall pay the Employee base compensation at the annual rate of Three Million Dollars ($3,000,000) (the “Base Compensation”) (any such Base Compensation to be prorated for any partial Fiscal Year within the Term), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

4.2                               Bonus. In addition to Base Compensation set forth in Section 4.1, for each Fiscal Year of the Company occurring within, or partially within, the Term, the Employee shall be eligible to receive an annual bonus in the sole discretion of the Company Board, subject to satisfaction of such reasonable performance criteria as may be established for the Employee with respect to such year.

4.3                               Apportionment of Base Compensation, Bonus and Benefits.  Notwithstanding anything to the contrary contained in the foregoing provisions of this

Section 4 and elsewhere in this Agreement, Base Compensation, Bonus and the costs of all benefit plans or programs in which the Employee participates, as set forth in Section 5 below, or other benefits made available to the Employee, as set forth elsewhere in this Agreement, may be equitably apportioned among the Company and the Affiliates in such manner as the Company and the Affiliates shall agree among themselves, and reconciliation of any such allocation of Employee-related costs shall be effectuated through appropriate inter-company transfers not less frequently than annually.

5.                                      Benefit Plans; Insurance.

5.1  Benefit Plans.  The Employee shall be permitted to participate in all employee health, retirement and insurance benefit plans applicable to officers of the Companies, and such other plans as may from time to time be made available or applicable to the Companies, consistent with the policies of the Companies.

5.2  Key-Man Term Life Insurance.  The Company and/or the Affiliates, as the case may be, will maintain and will pay the premiums on a key-man term life insurance policy on the life of the Employee.  Such policy shall (a) name Argan as sole beneficiary, (b) be in the amount of not less than Two Million Five Hundred Thousand Dollars ($2,500,000), and (c) remain in full force and effect for the Term, or until the expiration of the term of said policy, if sooner.  The Employee and each of the Companies agree to take whatever action is reasonably required by the insurer to maintain such policy in full force and effect for such time.  Upon the termination of the Employee’s employment hereunder for any reason, the Company and/or the Affiliates, as the case may be, shall assign to the Employee any and all rights which it may have in and to said insurance policy for the value of the prepaid unearned premium thereof.

6.                                      Vacation.  The Employee shall be entitled to unlimited paid vacation during the Term; provided that the Employee is available by telephone during such periods of paid vacation.  The Employee shall not be entitled to any accrued vacation upon termination of employment for any reason.

7.                                      Expenses.  The Companies shall reimburse the Employee, consistent with the Companies’ expense reimbursement policies and procedures and subject to receipt of appropriate documentation, for all reasonable and necessary out-of-pocket travel, business entertainment, and other business expenses incurred or expended by the Employee incident to the performance of his duties hereunder.

8.                                      Working Facilities; Parking; Car Allowance.  During the Term the Company shall furnish the Employee with an office, remote secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder; and will provide the Employee with and pay for covered (if reasonably available) and reserved parking.  In addition to the payment for covered and reserved parking costs, the Company shall provide to the Employee a car allowance in the amount of $1,500 per month, to be used by the Employee to defray the costs of ownership, leasing, financing, maintenance and/or operation of a car or other vehicle.

9.                                      Withholding.  Notwithstanding anything in this Agreement to the contrary, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10.                               Termination of Employment.

10.1                        For Cause.  The Company may terminate the Employee’s employment at any time for “Cause” (as defined below).  For the purposes of this Agreement, “Cause” shall mean (i) habitual drunkenness or any substance abuse which adversely affects the Employee’s performance of his job responsibilities; (ii) any illegal use of drugs; (iii) commission of a felony (including, without limitation, any violation of the Foreign Corrupt Practices Act); (iv) dishonesty materially relating to the Employee’s employment; (v) any misconduct by the Employee which would cause the Company or any of the Affiliates to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination, or any intentional violation of any written policy of the Companies adopted with respect to any such law; (vi) any other conduct in the performance of the Employee’s employment which the Employee knows or should know (either as a result of a prior warning by any of the Companies, custom within the industry or the flagrant nature of the conduct) violates applicable law or causes any of the Companies to violate applicable law in any material respect; (vii) failure to follow the lawful written instructions of the Company Board, if such failure continues uncured for a period of ten (10) days after receipt by the Employee of written notice from the Company stating that continuation of such failure would constitute grounds for termination for Cause; (viii) any violation of the confidentiality or non-competition provisions hereof; or (ix) any other material violation of this Agreement.

10.2                        Upon Death or Disability.  The employment of the Employee shall automatically terminate upon the death of the Employee and may be terminated by the Company upon the “Disability” (as defined below) of the Employee.  For purposes of this Section 10.2, the Employee shall be deemed “Disabled” (and termination of his employment shall be deemed to be due to such “Disability”) if an independent medical doctor (selected by the Company’s applicable health or disability insurer) certifies that the Employee, for a cumulative period of more than 120 days during any 365-day period, has been disabled in a manner which seriously interferes with his ability to perform the essential functions of his job even with a reasonable accommodation to the extent required by law.  Any refusal by the Employee to submit to a medical examination for the purpose of certifying Disability shall be deemed conclusively to constitute evidence of the Employee’s Disability.

10.3                        For Convenience of the Company.  Notwithstanding any other provisions of this Agreement, the Company shall have the right, upon ninety (90) days written notice to the Employee, to terminate the Employee’s employment at the “Company’s Convenience” (i.e., for reasons other than Cause, resignation for reasons other than “Good Reason” [as defined below], death or Disability).  For purposes hereof, resignation by the Employee for Good Reason also shall be deemed to constitute termination by the Company at the Company’s Convenience.

10.4                        Resignation; Good Reason.

(a)                                 The Employee shall have the right to resign at any time upon ninety (90) days’ written notice to the Company.

(b)                                 For the purposes of this Agreement, resignation by the Employee as a result of the following shall be deemed to constitute resignation for “Good Reason,” provided that and on condition that the Employee has not consented to the action constituting Good Reason and such resignation occurs within 15 days following the occurrence of such action (or, in the case of clause (ii) below, following the expiration of the 45-day cure period), and that the Employee is not Disabled (or incapacitated in a manner which would, with the passage of time and appropriate doctor’s certification, constitute Disability) at the time of resignation: (i) a change made by the Company to the Employee’s duties, responsibilities and/or working conditions such that such duties, responsibilities and/or working conditions are inappropriate and not customary for a Non-Executive Chairman of a similarly situated company, or (ii) a material breach by the Company or any of the Affiliates of this Agreement which breach continues uncured for a period of 45 days after receipt by the Company of written notice thereof from the Employee specifying the breach.

11.                               Effect of Termination on Compensation.

11.1  Termination for Cause; Resignation.  In the event (i) the Employee’s employment with the Companies is terminated by the Company for Cause, or (ii) the Employee resigns (for reasons other than Good Reason), none of the Companies shall have any further liability to the Employee hereunder, whether for Base Compensation, Bonus, benefits, or otherwise, other than for Base Compensation and benefits accrued and reimbursement of expenses properly incurred, in each case through the date of termination or resignation, and any other benefits required by applicable law (e.g., COBRA) for which the Employee may be eligible.

11.2  Death or Disability.  In the event the Employee’s employment with the Companies terminates as a result of the death of the Employee or is terminated by the Company as a result of the Disability of the Employee, the Employee or, in the event of his death, his surviving spouse (or his estate, if there is no surviving spouse), shall be entitled to receive his Base Compensation and benefits accrued, reimbursement of expenses properly incurred through date employment terminates, and a pro rata share of any Bonus determined following the end of the Fiscal Year in which the employment termination occurs, as well as applicable health, disability or death benefits, if any, offered by the Company or the Affiliates, as the case may be, at the time consistent with the policies of the Companies and subject to the eligibility requirements of such benefits.

11.3.                     The Company’s Convenience or Good Reason.

(a)                                 In the event the Employee’s employment with the Companies is terminated by the Company at the Company’s Convenience or by the Employee for Good Reason, then the Employee shall be entitled to (i) continue to receive his Base Compensation for the duration of the Term, (ii) a pro rata share of any Bonus determined following the end of the Fiscal Year in which the employment termination occurs, and (iii) continue to participate in the Companies’ health and benefit plans and programs described in Section 5.1 other than the Companies’ 401(k) plan(s) and any other qualified retirement plan(s) for the duration of the Term, or, in the case of the Companies’ health plan(s), until the Employee becomes eligible for health insurance from another source other than Medicare (e.g., another employer’s health insurance program), if earlier; provided that such continued participation during such period does not cause a plan, program or practice to cease to be qualified under any applicable law or regulation and is permitted by the plan or program, and that continuation under any such plan, program or practice shall be limited to benefits customarily provided by the Companies to their senior Employees during the period of such continuation, and provided further that any such plan or program shall be subject to modifications applicable to Employee-level employees generally.  The compensation, allowances and benefits described in the foregoing provisions of this Section 11.3(a) (“Severance Benefits”) shall continue to be paid or provided at the times and in the manner consistent with the standard payroll practices of the Companies for their active Employee-level employees.  In addition, the Employee shall be entitled to receive his Base Compensation and benefits accrued and reimbursement of expenses properly incurred, in each case through the date of termination.  Except as provided in this Section, no other compensation or benefits hereunder shall be payable during the balance of the Term.

(b)                                 As a condition to receiving the Severance Benefits described in clause (a) above, the Employee shall be required to execute and deliver to the Company, and not to have revoked, the written confirmation described in Section 12 and a general release of all claims the Employee may have against the Company, the Affiliates or Argan, and their respective subsidiaries and affiliates, and the officers, directors, shareholders, managers, members and agents of each of them, in each case in such form as may be reasonably requested by the Company, including without limitation all claims for wrongful termination, for employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, and claims under the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974 and any equivalent state, local and municipal laws, rules and regulations).  Notwithstanding the foregoing, the Employee shall not be required to release any claims (i) for unpaid compensation or other benefits remaining unpaid by the Company or the Affiliates at the time of termination, but may be required to agree upon and acknowledge the amount, if any, thereof remaining unpaid if such amount is calculable at the time, and (ii) which the Employee may have in connection with any unexercised options to purchase common stock of Argan granted to the Employee under and pursuant to any stock option plan maintained by Argan from time to time hereinafter.

(c)                                  Upon the occurrence of any material breach of this Agreement after the effective date of employment termination (it being understood that, without limitation, any breach of Sections 12, 13 or 14 of this Agreement shall be deemed material), the Company shall have no further liability to pay Severance Benefits hereunder and may, in addition to exercising any other remedies it may have hereunder or under law, immediately discontinue payment of remaining unpaid Severance Benefits.

11.4                        Reserved

11.5                        COBRA Benefits.  Should the Employee (i) be eligible for COBRA benefits (allowing the Employee to maintain his health insurance benefits at his expense for up to the applicable coverage period under COBRA) after the termination of his employment with the Companies for reasons other than Cause, and (ii) make a timely affirmative election of continuation coverage under COBRA, then, if and to the extent that continuation coverage under COBRA would apply to a period beyond the period for which the Employee is entitled to participate in the Companies’ health plan(s) pursuant to Section 11.3(a) above, the Company will pay the monthly premium costs thereof for coverage for the Employee, and/or his spouse and dependent children, if any, for the period(s) for which the Employee, or his spouse and any dependent children, as the case may be, are entitled to continuation coverage under COBRA, or until the Employee, or his spouse or any dependent children, as the case may be, become eligible for health insurance from another source other than Medicare (e.g., another employer’s health insurance program), if earlier; provided, however, that if the Company’s payment of any monthly premium costs would cause the Company to be subject to any additional taxes or penalties the Company and the Employee shall consult in good faith to determine a reasonable alternative.

11.6                        Change in Control.

(a)                                 In the event of a Change in Control (as defined in Section 11.6(b) below), then the Companies shall pay to the Executive, in a single lump sum payment, an amount equal to eight (8) times the Base Compensation paid to the Executive under Section 4.1 above for the thirty (30) day period ending on the date of the Change in Control, such payment to be made within thirty (30) days after the date of the Change in Control, without reduction or offset for any other monies which the Executive may thereafter earn or be paid; and the Executive shall remain thereafter an employee of the Companies pursuant to all of the terms and conditions of this Agreement.

(b)                                 For purposes of Section 11.6(a) above, “Change in

Control” shall mean (i) any transfer or other transaction whereby the right to vote more than fifty percent (50%) of the then issued and outstanding capital stock of Argan, the Company, or any subsidiary of Argan or the Company to which Argan or the Company, as the case may be, shall have transferred all or substantially all of its business (any such subsidiary hereinafter referred to as, a “Transferee Subsidiary”), is transferred to any party or affiliated group of parties; (ii) any merger or consolidation of Argan, the Company or a Transferee Subsidiary with any other business entity, at the conclusion of which transaction the persons who were holders of all the voting stock of Argan, the Company or such Transferee Subsidiary, as the case may be, immediately prior to the transaction hold less than fifty percent (50%) of the total voting stock of the successor entity immediately following the transaction; (iii) any sale, lease, transfer or other disposition of all or substantially all the assets of Argan, the Company, or a Transferee Subsidiary, as the case may be, or (iv) when, during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute Argan’s, the Company’s or a Transferee Subsidiary’s Board of Directors, as the case may be (the “Incumbent Directors”), cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or by prior operation of this Section 11.6(b).

11.7                        Compliance with Section 280G.

(a)                                 Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or the Affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 11.7 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

(b)                                 Any such reduction shall be made by the Company in its sole discretion.

12.                               Confidentiality.  The Employee recognizes and acknowledges that certain information possessed by the Company and the Affiliates, and any subsidiaries and affiliates of them, constitutes valuable, special, and unique proprietary information and trade secrets.  Accordingly, the Employee shall not, during the Term of his employment with the Companies, or at any time thereafter, divulge, use, furnish, disclose or make available to any person, whether or not a competitor of any of the Companies, any confidential or proprietary information concerning the assets, business, or affairs of the Company or the Affiliates, of any affiliate or subsidiary of them, or of its or their suppliers, customers, licensees or licensors, including, without limitation, any information regarding trade secrets and information (whether or not constituting trade secrets) concerning sources of supply, costs, pricing practices, financial data, business plans, employee information, manufacturing processes, product designs, production applications and technical processes (hereinafter called “Confidential Information”), except as may be required by law or as may be required in the ordinary course of performing his duties hereunder.  The foregoing shall not be applicable to any information which now is or hereafter shall be in the public domain other than through the fault of the Employee.  Upon the expiration or termination of the Employee’s employment, for any reason, whether voluntary or involuntary and whether by the Company or the Employee, or at any time the Company may request, the Employee shall (a) surrender to the Company all documents and data of any kind (including data in machine-readable form) or any reproductions (in whole or in part) of any items relating to the Confidential Information, as well as information stored in an electronic or digital format, containing or embodying Confidential Information, including without limitation internal and external business forms, manuals, notes, customer lists, and computer files and programs (including information stored in any electronic or digital format), and shall not make or retain any copy or extract of any of the foregoing, and (b) will confirm in writing that (i) no Confidential Information exists on any computers, computer storage devices or other electronic media that were at any time within the Employee’s control (other than those which remain at, or have been returned to, the Company) and (ii) he has not disclosed any Confidential Information to others outside of any of the Companies in violation of this Section.  The Company shall have the right at any time at its option to replace the hard drive in the Employee’s laptop or other computer supplied by any of the Companies with another equivalent hard drive.  As used in this Agreement, “affiliate” means, with respect to the Company or any other entity, any person or entity controlling, controlled by or under common control with, the Company or such other entity, including without limitation Argan, and “control” for such purpose means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or voting interests, by contract or otherwise.

13.                               Rights in the Company’s Property; Inventions.

13.1                        Company Property.  The Employee hereby recognizes the Companies’ proprietary rights in the tangible and intangible property of the Companies and acknowledges that notwithstanding the relationship of employment, the Employee will not obtain or acquire, and has not obtained or acquired, through such employment any personal property rights in any of the property of any of the Companies, including without limitation any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, secrets, formulas, products, methods, mailing lists, business models, business plans, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, or other matters which are the property of any of the Companies.

13.2                        Inventions.  The Employee agrees that during the Term of his employment with the Companies and for a period of three (3) months thereafter, any and all discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) (“Inventions”), whether or not patentable, copyrightable or reduced to writing, which the Employee may have conceived or made, or may conceive or make, either alone or in conjunction with others and whether or not during working hours or by the use of the facilities of any of the Company, which are related or in any way connected with the Business of the Company or the Affiliates, or any affiliate or subsidiary thereof, are and shall be the sole and exclusive property of the Company, or the Affiliates, or any such affiliate or subsidiary thereof, as the case may be.  The Employee shall promptly disclose all such Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its or any of the Affiliates’ or such affiliates’ or subsidiaries’ rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Companies’ rights therein.  The Employee hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its, or any of the Affiliates’ or such affiliates’ or subsidiaries’, rights to any Inventions.  For purposes of this Agreement, the “Business” of the Company or the Affiliates, or any affiliate or subsidiary thereof, shall mean the business of engineering and constructing power energy systems, providing consulting, owner’s representative, operating, and maintenance services to the energy market, and such other businesses or enterprises in which the Company or the Affiliates, or any affiliate or subsidiary thereof, shall be actively engaged from time to time (collectively, the “Business”).

14.                               Non-Competition, Non-Solicitation Covenants.

14.1                        Covenant Not to Compete.  At all times during the Term and for a period of two (2) years after the Term (the “Restrictive Period”), the Employee shall not, directly or indirectly, alone or with others, engage in any competition with, or have any financial or ownership interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, manager, member, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with, the Business of the Company or the Affiliates, or any affiliate or subsidiary thereof; provided that such provision shall not apply to (i) the Employee’s ownership of Argan stock; (ii) the Employee’s ownership of interests in entities which may develop, own and operate (but not design or build) power plants; or (iii) the acquisition by the Employee, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not control, acquire a controlling interest in, or become a member of a group that exercises direct or indirect control of, more than 5% of any class of capital stock or other indicia of ownership of such issuer.  For purposes of clause (ii) of this Section 14.1 above, and for clause (b) of Section 14.2 below, “develop” or “development of” power plants shall mean the usual and customary actions taken by an owner or potential owner of a power plant to obtain licenses, permits or other governmental approvals required in order to own and operate a power plant, but not the designing or constructing of a power plant.  Notwithstanding anything to the contrary contained in this Section 14.1, however, nothing set forth herein shall prohibit the Employee from providing consulting or advisory services as a consultant or independent contractor during the period of two (2) years after the Term (but not during the Term) to any person or entity, even if such person or entity competes with the Business of the Company or the Affiliates, or any affiliate or subsidiary thereof, provided that the Employee uses best efforts to ensure that such services do not adversely impact the Company or the Affiliates, or any affiliate or subsidiary thereof, and provided that, in providing such services, the Employee does not breach or violate any of the other terms or conditions of this Agreement, including without limitation the restrictive covenants set forth in Sections 12 (Confidentiality) or 14.2 (Non-Solicitation) hereof.

14.2                        Non-Solicitation.  At all times during the Restrictive Period, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, company, partnership, association, venture or business or any other person or entity: (a) solicit for employment, employ or attempt to employ or enter into any contractual arrangement with any employee or former employee (which, for purposes of this Section 14.2 shall mean anyone employed during the 24 month period ending on the date of termination of the Employee’s employment with the Companies) of the Company, the Affiliates, or Argan, or any affiliate or subsidiary of any of them; and/or (b) call on or solicit any of the actual or targeted prospective customers or clients, or any actual distributors or suppliers, of the Company (except in connection with the Employee’s development, ownership and operation (but not the designing or building) of power plants), the Affiliates, or Argan, or any affiliate or subsidiary of any of them, on behalf of himself or on behalf of any person or entity in connection with any business that competes with the Business of the Company or the Affiliates, or any affiliate or subsidiary of any of them, nor shall the Employee make known the names or addresses or other contact information of such actual or prospective customers or clients, or any such actual distributors or suppliers, or any information relating in any manner to the Company’s, or the Affiliates’ or Argan’s, or any of their subsidiaries’ or affiliates’, trade or business relationships with such actual or prospective customers or clients, or any such actual distributors or suppliers, other than in connection with the performance by the Employee of his duties under this Agreement.

14.3                        Restrictive Covenants in Event of Change in Control.  Notwithstanding anything to the contrary contained in Sections 14.1 and 14.2 above, in the event of a Change in Control, as defined in Section 11.6(b) above, the covenant not to compete, as set forth in Section 14.1, above, and the covenant not to solicit employees or former employees, or actual or targeted prospective customer or clients, or actual distributors or suppliers, as set forth in Section 14.2, above, shall be rendered null and void and of no further force or effect, without any further action required of any of the parties.

15.                               Acknowledgment by the Employee.  The Employee acknowledges and confirms that the restrictive covenants contained in Sections 12, 13 and 14 hereof (including without limitation the length of the term of the provisions of Section 14) are required by the Companies as an inducement to enter into this Agreement, are reasonably necessary to protect the legitimate business interests of the Companies, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.  The Employee further acknowledges that the restrictions contained in Sections 12, 13 and 14 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by the Companies and their successors and assigns.  The Employee expressly agrees that upon any breach or violation of the provisions of Sections 12, 13, or 14 hereof, the Companies, or any of them, shall be entitled, as a matter of right, in addition to any other rights or remedies they may have, to: (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 16 hereof; and (b) such damages as are provided at law or in equity.  The existence of any claim or cause of action against any of the Company, the Affiliates, or Argan, or their respective subsidiaries or affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any of the restrictions contained in Sections 12, 13 or 14 hereof.

16.                               Enforcement; Modification.

16.1                        Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Sections 12, 13 or 14 of this Agreement will cause irreparable harm and damage to the Companies.  As a result, the Employee recognizes and hereby acknowledges that each of the Companies shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 12, 13 or 14 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Companies may possess.

16.2                        Reformation by Court.  In the event that a court of competent jurisdiction shall determine that any provision of Sections 12, 13 or 14 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of Sections 12, 13 or 14 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

16.3                        Extension of Time.  If the Employee shall be in violation of any provision of Sections 12, 13 or 14, then each time limitation set forth in Sections 12, 13 or 14 shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If any of the Companies seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 12, 13 and 14 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by either of the Sellers.

16.4                        Survival.  The provisions of Sections 12, 13, 14 and 15, and of this Section 16, shall survive the termination of this Agreement.

17.                               Assignment.  Each of the Company and the Affiliates shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company or such Affiliate, as the case may be, may hereafter merge or consolidate or to which the Company or such Affiliate may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company or such Affiliate hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.

18.                               Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company or any Affiliate, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

19.                               Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

20.                               Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

21.                               Damages; Attorneys Fees.  Nothing contained herein shall be construed to prevent the Company or any Affiliate, on the one hand, or the Employee, on the other, from seeking and recovering from the other damages sustained as a result of the other’s breach of any term or provision of this Agreement.  In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other party.

22.                               Section Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

23.                               No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

24.                               Counterparts; Signatures by Electronic Mail.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same.  Signatures to this Agreement transmitted by telecopy or electronic mail shall be valid and effective to bind the party so signing.

25.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Connecticut, without regard to principles of conflict of laws.

26.                               Jurisdiction and Venue.  Each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the Superior Court of the State of Connecticut for the Judicial District of Hartford or in the United States District Court for the District of Connecticut; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

27.                               Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested, sent by overnight courier, or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail.  Notice shall be sent: (a) if to the Company or to any Affiliate, addressed to the Company or such Affiliate, as the case may be, One Church Street, Suite 201, Rockville, Maryland 20850, Attention: David Watson; and (b) if to the Employee, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

28.                               Entire Agreement.  This Agreement constitutes the entire agreement between and among the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Company and/or the Affiliates with respect to such subject matter, including without limitation the Previous Employment Agreement.  This Agreement may not be modified in any way unless by a written instrument signed by the Companies and the Employee.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the undersigned has executed, or has caused its duly authorized representative to execute, this Agreement as of the date first above written.

THE COMPANY:

GEMMA POWER SYSTEMS, LLC

By:	/s/ David Watson
Name:
	Title:	CFO

THE AFFILIATES:

GEMMA POWER, INC.

By:	/s/ David Watson
Name:
	Title:	CFO

GEMMA POWER SYSTEMS CALIFORNIA, INC.

By:	/s/ David Watson
Name:
	Title:	CFO

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

GEMMA POWER HARTFORD, LLC

By:	/s/ David Watson
Name:
	Title:	CFO

GEMMA RENEWABLE POWER, LLC

By:	/s/ David Watson
Name:
	Title:	CFO

GEMMA PLANT OPERATIONS, LLC

By:	/s/ David Watson
Name:
	Title:	CFO

THE EMPLOYEE:

/s/ William Griffin
WILLIAM F. GRIFFIN, JR.